Exhibit 10.19

FACTORY CARD & PARTY OUTLET CORP.

2003 EQUITY INCENTIVE PLAN

RESTRICTED SHARE AWARD AGREEMENT

Factory Card & Party Outlet Corp., a Delaware corporation (the “Company”), hereby grants to                          (the “Grantee”), an employee of Factory Card Outlet of America, Ltd., an award of Restricted Shares (the “Shares”) for the number of Shares and on the terms and conditions set forth below.

This grant of Restricted Shares is subject to the terms and conditions set forth in this Restricted Share Award Agreement, in the attached Exhibit A, and in the Factory Card & Party Outlet Corp. 2003 Equity Incentive Plan, as amended from time to time before or after the date of this Award (the “Plan”), all of which are an integral part of and are hereby incorporated into this Restricted Share Award Agreement. You may obtain a copy of the Plan from the Company upon request. Capitalized terms used but not defined in this Agreement have the meaning specified in the Plan.

Number of Restricted Shares Granted:

Date of Grant:

Period of Restriction: The Period of Restriction (as defined in the Plan) will begin on the date of grant and will lapse in installments on the Vesting Dates and for the number of Shares as follows; provided that you are an employee of the Company or its Affiliates on the vesting date.

Vesting Date	Number of Shares Becoming Vested	Percentage of Shares Becoming Vested	Cumulative Number of Shares Vested	Cumulative Percentage of Shares Vested
Before June 8, 2005	0	0%	_______	______
June 8, 2006	______	33-1/3%	_______	33-1/3%
June 8, 2007	______	33-1/3%	_______	66-2/3%
June 8, 2008	______	33-1/3%	_______	100%

If you have a Termination of Employment from the Company or its Affiliates before June 8, 2008, all Restricted Shares that have not become vested prior to the Termination of Employment shall be forfeited, except as provided in paragraph 2(b)of Exhibit A.

Factory Card & Party Outlet Corp.

By:
[ [title] ]

EXHIBIT A

to

RESTRICTED SHARE AWARD AGREEMENT

1. Form of Award. This is an award (“Award”) of Restricted Shares, which will become vested (or forfeited) upon satisfaction of (or failure to satisfy) the conditions for vesting described in paragraph 2 below.

2 Conditions for Vesting.

(a) The Period of Restrictions on Restricted Shares will lapse and the Shares will become vested and nonforfeitable installments on each Vesting Date stipulated on the first page of this Award for the number of Shares specified for that date, provided that you are an employee of the Company or its Affiliates on such Vesting Date. Except as provided in subparagraph (b) below, if you have a Termination of Employment before the Vesting Date, all Restricted Shares subject to this Award that are not then vested shall be forfeited as of the date of Termination of Employment.

(b) Notwithstanding subparagraph (a) above, if you have a Termination of Employment before a Vesting Date as a result of death, Disability, Retirement (as “Disability” and “Retirement” are defined in the Plan) or termination by the Company without cause, you shall become vested in a percentage of the Restricted Shares that would otherwise become vested on each Vesting Date following Termination of Employment (the “Scheduled Vesting Dates”) equal to (A) the number of days in the period beginning June 8, 2005 and ending June 8, 2008 during which you were an employee of the Company or any of its Affiliates, divided by (B) 1096. For purposes of this paragraph “cause” means willful misconduct or gross negligence, as it may be determined at the sole discretion of the Committee. Any Restricted Shares that become vested on Termination of Employment by reason of this subparagraph (b) shall continue to be subject to the transfer restrictions of paragraph (5) until the applicable Scheduled Vesting Date.

3. Issuance of Shares. Upon grant of the Restricted Shares, the Company shall issue the Restricted Shares in your name, but the certificates for such Restricted Shares (a) shall be held (together with a stock power executed in blank by you) in escrow by the Secretary of the Company until the Vesting Date on which such Restricted Shares become nonforfeitable, and (b) shall bear an appropriate legend restricting the transfer of such Restricted Shares. On or as soon as practicable after the Vesting Date the certificates for the Restricted Shares which have not been forfeited shall be delivered to you (or if you have died, to your Beneficiary) without such restrictive legend.

4. Dividends. If during the Period of Restriction for an Restricted Shares:

(a) cash dividends are paid on Shares, the Company will pay such dividends to you; and

(b) dividends in Shares are paid on Shares, you shall be credited with additional Restricted Shares in respect of such additional Shares, which shall be subject to the same restrictions and terms and conditions of the Plan and this Agreement as the Restricted Shares with respect to which they were credited.

5. Voting of Shares. You may vote the Restricted Shares during the Period of Restriction and before the Payment Date.

6. Taxes. The Company is not required to deliver Shares pursuant to this Award unless you first pay to the Company the minimum amount that the Company is required to withhold for federal, state,

local or foreign income, FICA or other taxes relating to vesting a delivery of such Shares. You may satisfy this obligation by any one or a combination of the following means:

(i) delivering cash, negotiable personal check or electronic funds transfer in an amount that is equal to the amount to be withheld;

(ii) delivering Mature Shares having a Fair Market Value on the Vesting Date that is equal to the amount to be withheld;

(iii) requesting the Company to withhold from those Shares that would otherwise be vested and delivered pursuant to this Award a number of Shares having a Fair Market Value on the Vesting Date that is equal to the amount to be withheld.

5. Restrictions. During the Period of Restriction prior to the applicable Vesting Date the Restricted Shares shall not be transferable except by will or the laws of descent and distribution, and may not be assigned, negotiated, or pledged in any way (whether by operation of law or otherwise), and shall not be subject to execution, attachment or similar process; and shall be forfeited upon any Termination of Employment except as provided in Paragraph 3(b) below. Notwithstanding the foregoing by written instrument signed and dated by you and delivered to the Secretary of the Company during your lifetime, which you may change without the consent of any beneficiary by delivery of superseding instrument in like manner, you may designate a beneficiary to receive any Shares deliverable pursuant to this Award after your death. The Shares issued in respect of Restricted Shares granted under this Agreement shall be freely transferable by you (subject to generally applicable restrictions of the securities laws) from and after the applicable Vesting Date.

6. Change of Control. In the event of a Change of Control (as defined in the Plan) the Restricted Shares shall become fully vested and nonforfeitable and shall be delivered as of or as soon as practicable after the Change of Control; subject to your further rights under any Employment Agreement between you and the Company in the event of a “Change in Control” as defined in such Employment Agreement.

7. Amendments. The Committee may by written instrument amend this Award Agreement prospectively or retroactively in any manner; but no such amendment may adversely affect your rights without your written consent unless such amendment is required or permitted by Section 15.2 of the Plan or required to comply with securities, tax or other laws. The Committee retains with respect to this Award all of the rights, powers and authorities described in the Plan, whether or not set forth in this Award Agreement, unless expressly provided to the contrary in this Award Agreement.

8. Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

9. Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

10. Applicable Law. This Agreement shall be governed by the laws of the State of Delaware other than its laws respecting choice of law.

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11. Headings. Headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

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